Exhibit 99.1

Genworth Financial, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the effects of the initial public offering (the “Offering”) of ordinary shares of Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), an indirect subsidiary of Genworth Financial, Inc. (the “Company” or “Genworth Financial”), on the Company’s historical condensed consolidated financial statements. The Offering was completed on May 21, 2014.

The pro forma condensed consolidated balance sheet is based on the assumption that the Offering was completed on March 31, 2014. The pro forma condensed consolidated statements of income for the three months ended March 31, 2014 and for the year ended December 31, 2013 are based on the assumption that the Offering was completed on January 1, 2013.

The unaudited pro forma condensed consolidated financial statements as of and for the periods presented do not purport to present what the Company’s results of operations or financial position actually would have been had the Offering been completed on the dates noted above, or to project the Company’s results of operations for any future periods. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual amounts could differ materially from these estimates. The pro forma results should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

After the initial public offering, the assets and liabilities of Genworth Australia will continue to be fully consolidated by Genworth Financial as the majority shareholder and there will be a component in equity for the noncontrolling interest’s share of Genworth Australia.

GENWORTH FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2014

(Amounts in millions, except per share amounts)

	Historical	Adjustments (a)		Pro Forma
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$60,244	$—		$60,244
Equity securities available-for-sale, at fair value	349	—		349
Commercial mortgage loans	5,894	—		5,894
Restricted commercial mortgage loans related to securitization entities	227	—		227
Policy loans	1,438	—		1,438
Other invested assets	1,875	—		1,875
Restricted other invested assets related to securitization entities, at fair value	398	—		398

Total investments	70,425	—		70,425
Cash and cash equivalents	4,360	511	(b)	4,871
Accrued investment income	752	—		752
Deferred acquisition costs	5,177	—		5,177
Intangible assets	327	—		327
Goodwill	866	—		866
Reinsurance recoverable	17,234	—		17,234
Other assets	691	—		691
Separate account assets	9,933	—		9,933

Total assets	$109,765	$511		$110,276

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$34,076	$—		$34,076
Policyholder account balances	25,881	—		25,881
Liability for policy and contract claims	7,156	—		7,156
Unearned premiums	4,075	—		4,075
Other liabilities ($50 other liabilities related to securitization entities)	3,777	—		3,777
Borrowings related to securitization entities ($79 at fair value)	239	—		239
Non-recourse funding obligations	2,030	—		2,030
Long-term borrowings	5,150	—		5,150
Deferred tax liability	714	(5	) (c)	709
Separate account liabilities	9,933	—		9,933

Total liabilities	93,031	(5)		93,026

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.001 par value; 1.5 billion shares authorized; 585 million shares issued and 496 million shares outstanding	1	—		1
Additional paid-in capital	12,124	(133	) (d)	11,991

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized investment gains (losses) on securities not other-than-temporarily impaired	1,606	(19	) (e)	1,587
Net unrealized investment gains (losses) on other-than-temporarily impaired securities	18	—		18

Net unrealized investment gains (losses)	1,624	(19	) (e)	1,605
Derivatives qualifying as hedges	1,538	—		1,538
Foreign currency translation and other adjustments	321	(32	) (f)	289

Total accumulated other comprehensive income (loss)	3,483	(51)		3,432
Retained earnings	2,607	—		2,607
Treasury stock, at cost (88 million shares)	(2,700)	—		(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,515	(184)		15,331
Noncontrolling interests	1,219	700	(g)	1,919

Total stockholders’ equity	16,734	516		17,250

Total liabilities and stockholders’ equity	$109,765	$511		$110,276

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2014

(Amounts in millions, except per share amounts)

	Historical	Adjustments (a)	Pro Forma
Revenues:
Premiums	$1,307	$—	$1,307
Net investment income	805	—	805
Net investment gains (losses)	(17)	—	(17)
Insurance and investment product fees and other	227	—	227

Total revenues	2,322	—	2,322

Benefits and expenses:
Benefits and other changes in policy reserves	1,194	—	1,194
Interest credited	183	—	183
Acquisition and operating expenses, net of deferrals	378	—	378
Amortization of deferred acquisition costs and intangibles	134	—	134
Interest expense	127	—	127

Total benefits and expenses	2,016	—	2,016

Income before income taxes	306	—	306
Provision for income taxes	87	4 (h)	91

Net income	219	(4)	215
Less: net income attributable to noncontrolling interests	35	21 (i)	56

Net income available to Genworth Financial, Inc.’s common stockholders	$184	$(25)	$159

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.37	$(0.05)	$0.32

Diluted	$0.37	$(0.05)	$0.32

Weighted-average common shares outstanding:
Basic	495.8	495.8	495.8

Diluted	502.7	502.7	502.7

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2013

(Amounts in millions, except per share amounts)

	Historical	Adjustments (a)	Pro Forma
Revenues:
Premiums	$5,148	$—	$5,148
Net investment income	3,271	—	3,271
Net investment gains (losses)	(37)	—	(37)
Insurance and investment product fees and other	1,021	—	1,021

Total revenues	9,403	—	9,403

Benefits and expenses:
Benefits and other changes in policy reserves	4,895	—	4,895
Interest credited	738	—	738
Acquisition and operating expenses, net of deferrals	1,659	—	1,659
Amortization of deferred acquisition costs and intangibles	569	—	569
Interest expense	492	—	492

Total benefits and expenses	8,353	—	8,353

Income from continuing operations before income taxes	1,050	—	1,050
Provision for income taxes	324	51 (j)	375

Income from continuing operations	726	(51)	675
Loss from discontinued operations, net of taxes	(12)	—	(12)

Net income	714	(51)	663
Less: net income attributable to noncontrolling interests	154	72 (k)	226

Net income available to Genworth Financial, Inc.’s common stockholders	$560	$(123)	$437

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$1.16	$(0.25)	$0.91

Diluted	$1.15	$(0.25)	$0.90

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$1.13	$(0.24)	$0.89

Diluted	$1.12	$(0.24)	$0.88

Weighted-average common shares outstanding:
Basic	493.6	493.6	493.6

Diluted	498.7	498.7	498.7

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Genworth Financial, Inc.

Notes to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a) Adjustments reflect the impact from the Offering of 220,000,000 ordinary shares (the “Shares”) by Genworth Australia, an indirect subsidiary of the Company, which was completed on May 21, 2014. Following completion of the Offering, the Company beneficially owns approximately 66% of the ordinary shares of Genworth Australia.

Genworth Australia has designated 20,000,000 of the Shares as “over-allocation shares” that may be reacquired by Genworth Financial entities as a result of market stabilization activities (the “Over-Allocation Shares”). If all of the Over-Allocation Shares are reacquired, the Company will beneficially own approximately 69% of the ordinary shares of Genworth Australia. The unaudited pro forma condensed consolidated financial statements do not reflect the acquisition of any of the Over-Allocation Shares.

The net proceeds of the Offering will be used by Genworth Australia to repay certain intercompany funding arrangements with subsidiaries of Genworth Financial and those funds will then be distributed to Genworth. Based on an assumed exchange rate at March 31, 2014 of 0.9271 for the Australian dollar, the gross proceeds of the Offering (before payment of estimated fees and expenses) are presented herein as approximately $540 million, assuming no Over-Allocation Shares are reacquired by Genworth Financial entities as a result of market stabilization activities. If all 20,000,000 Over-Allocation Shares are reacquired by Genworth Financial entities as a result of market stabilization activities, the gross proceeds of the Offering (before payment of fees and expenses) are projected to be approximately $490 million, based on the same factors noted above. Fees and expenses in connection with the offering are currently estimated at approximately $30 million, using the same assumed exchange rate noted above.

(b) Adjustment reflects the net proceeds expected to be received by Genworth. If all of the Over-Allocation Shares are reacquired, net proceeds from the Offering would decrease by approximately $49 million for a net adjustment of $462 million. Proceeds are net of fees and expenses directly related to the Offering, including commissions and other items.

(c) Adjustment reflects a change in deferred taxes for the approximately 34% noncontrolling interest in Genworth Australia as our share of future income will be lower, resulting in lower utilization of net operating losses, net of foreign tax credit carryfowards. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would also be $(5) million.

(d) Adjustment reflects the difference between the net proceeds expected to be received by Genworth, adjustments to deferred taxes and accumulated other comprehensive income (loss) and the approximately 34% noncontrolling interest in Genworth Australia. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $(123) million.

(e) Adjustment reflects the approximately 34% noncontrolling interest in Genworth Australia’s net unrealized investment gains (losses). If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $(17) million.

(f) Adjustment reflects the approximately 34% noncontrolling interest in Genworth Australia’s foreign currency translation and other adjustments. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $(29) million.

(g) Adjustment reflects the approximately 34% noncontrolling interest in Genworth Australia. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $636 million.

(h) Adjustment reflects an increase in the provision for income taxes from higher income taxes that would have resulted from the post-Offering ownership structure. For the full year ending December 31, 2014, we expect the tax rate in Australia to be between approximately 20% and approximately 25%, which could be higher than the 21% tax rate reflected in our 2013 reported results. This anticipated tax rate is based upon currently available information and numerous assumptions. The actual rate could differ materially from this estimate for a variety of reasons, including if any of our assumptions turn out to be incorrect. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would also be $4 million.

(i) Adjustment reflects the approximately 34% noncontrolling interest in Genworth Australia’s net income for the three months ended March 31, 2014. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $18 million.

(j) Adjustment reflects an increase in the provision for income taxes from higher income taxes that would have resulted from the post-Offering ownership structure. For the full year ending December 31, 2014, we expect the tax rate in Australia to be between approximately 20% and approximately 25%, which could be higher than the 21% tax rate reflected in our 2013 reported results. This anticipated tax rate is based upon currently available information and numerous assumptions. The actual rate could differ materially from this estimate for a variety of reasons, including if any of our assumptions turn out to be incorrect. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $52 million.

(k) Adjustment reflects the approximately 34% noncontrolling interest in Genworth Australia’s net income for the year ended December 31, 2013. If all of the Over-Allocation Shares are reacquired, the noncontrolling interest in Genworth Australia would be approximately 31% and the adjustment would be $65 million.